EXHIBIT 99.1

Media Contacts:	Katy Lachky/Crocs, Inc.
303-848-7630
klachky@crocs.com

Investor Contacts:	Kevin Kim/Crocs, Inc.
303-848-7000
kkim@crocs.com

Crocs, Inc. Appoints Jeff Margolis to Board of Directors

Niwot, Colo. June 7, 2012 – Crocs, Inc. (NASDAQ: CROX) today announced the appointment of Jeff Margolis to the company’s Board of Directors. Margolis is the founding CEO and chairman emeritus of The TriZetto Group, Inc., a healthcare I.T. software and services company, and executive chairman of WellTok, Inc., a developer of social health networks. He will serve on the Board’s Audit Committee and IT Steering Committee.

“Jeff’s expertise in technology and innate entrepreneurial nature make him a natural fit for Crocs,” said Thomas Smach, Chairman of the Board of Directors for Crocs. “His role in defining technology’s strategic place in the health care industry illustrates his ability to identify and capitalize on growth opportunities, which will undoubtedly serve Crocs well. We are thrilled that he is joining the Board.”

“World-class companies leverage their governance structure to facilitate and augment growth,” said Jeff Margolis, executive chairman of WellTok, Inc., and founding CEO and chairman emeritus of The TriZetto Group, Inc. “Crocs dynamic management team is committed to further expand Crocs’ powerful brand and business, worldwide. I am excited to lend my experience in information technology, finance and social media to assist the Company’s continuing development.”

A systems scientist and information technologist by training, Margolis also is an entrepreneur and was a public company CEO for more than a decade. To date, he has been directly involved in more than 20 merger and acquisition transactions and more than 15 private and public financing transactions. He holds CPA certificates in Colorado and Illinois. From a start-up in his living room, Margolis built TriZetto into the largest supplier of software and services to the health insurance industry, with its technology touching half the insured population of the U.S. When it went private in 2008, the transaction returned $1.4 billion to shareholders.

“As Crocs celebrates its first ten years, we look forward to what the next ten will bring and are confident Jeff will make powerful contributions to our future success,” said John McCarvel, President and Chief Executive Officer for Crocs.

About Crocs, Inc.

Celebrating its 10th anniversary in 2012, Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 200 million pairs of shoes in more than 90 countries around the world. The brand celebrated reaching $1 billion in annual sales in 2011.

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